Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2011 Long-Term Incentive Plan of Discovery Laboratories, Inc. of our reports dated March 15, 2013, with respect to the consolidated financial statements of Discovery Laboratories, Inc. and the effectiveness of internal control over financial reporting of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 15, 2013